SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report: (Date of earliest event reported) July 17, 2000



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                          1-3247               16-0393470
(State or other jurisdiction      (Commission          (I.R.S. Employer
of incorporation)                 File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                14831
(Address of principal executive offices)               (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of July 17, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date:  July 17, 2000          By /s/    KATHERINE A. ASBECK
                                        Katherine A. Asbeck
                                        Vice President and Controller

                    FOR RELEASE - JULY 17, 2000

                    Corning Contacts:
                    Media Relations               Investor Relations
                    Monica L. Ott                 Katherine M. Dietz
                    (607) 974-8769                (607) 974-8217
                    ottml@corning.com             dietzkm@corning.com





          Corning Pro Forma Earnings Per Share Up 80% in Second Quarter

         Strong Demand for Corning's High-Tech Products Drives Results,
                 Company's Full-Year Earnings Outlook Increases



     CORNING, N.Y. Corning Incorporated (NYSE:GLW) reported today that its second quarter pro forma earnings per share increased 80%. The performance was driven by strong demand for Corning's high-technology products, particularly its high-data rate optical fiber and cable, and LCD flat-panel display glass.

     The company reported second-quarter pro forma earnings of $0.94 per share, compared with $0.52 per share in the same quarter of 1999. Pro forma net income for the second quarter of 2000 totaled $271.1 million, approximately double the $136.5 million from the second quarter of 1999. Pro forma net income excludes amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs, discontinued operations and other non-recurring items.

     "Clearly, this is a blockbuster quarter for Corning," said Roger G. Ackerman, Corning's chairman and chief executive officer. "We are living in an increasingly bandwidth-intensive economy and our financial performance is evidence that Corning has truly emerged as a world-leading provider of technologies and products in the optical layer, where fiber joins with photonic devices to power today's optical networks."

     The company also announced that it is raising its full-year pro forma earnings per share outlook to a range of $3.15 - $3.25, an increase of approximately 60% versus last year's $2.00.







                                     (more)

     Corning Reports Q2 Earnings
     Page 2



     "This revised outlook reflects our very strong performance this quarter and confidence for continued unprecedented demand for Corning's market-leading products through year-end," said Ackerman. "Our strategy is working. We are winning significant contracts, making the right strategic acquisition decisions, investing in capacity, and continuing with aggressive research and development to ensure our future success."

     Second quarter sales were $1.78 billion, an increase of 57% over 1999 second quarter sales of $1.13 billion. Excluding the impact of acquisitions, sales increased 41%. Overall demand for optical fiber increased with a year-over-year growth rate of approximately 40%. Sales in Photonic Technologies nearly doubled, led by demand for the company's optical amplifiers. Sales of flat-panel display glass used primarily in computer monitors grew more than 70%.

     Equity earnings were up 28% in the quarter due primarily to strong results by Samsung Corning Precision Glass Company, Ltd., a Korean manufacturer of flat-panel LCD display glass, and Samsung-Corning Company Ltd., a Korean manufacturer of glass for conventional TV and computer monitors.

     Corning also recorded a second quarter charge of $50.7 million after tax, or $0.17 per share, related to recent acquisitions. Including this non-recurring item and the amortization of purchased intangibles and goodwill, Corning's net income for the second quarter of 2000 totaled $149.2 million, or $0.52 per share. This compares with second quarter 1999 net income of $131.0 million, or $0.50 per share.

     Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1999 were $4.7 billion.

                                       ###


     Forward-Looking and Cautionary Statements

          Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Corning Incorporated and Subsidiary Companies
Pro Forma Consolidated Statements of Income
Excluding Amortization of Purchased Intangibles and Goodwill, Purchased In-Process Research and Development, Acquisition-Related Costs and Non-Recurring Items
(In millions, except per share amounts)

                                       Six Months Ended     Three Months Ended
                                           June 30,               June 30,
                                      ------------------    ------------------
                                        2000      1999        2000      1999
                                      --------  --------    --------  --------
Revenues
 Net sales                            $3,127.0  $2,126.7    $1,775.6  $1,129.7
 Royalty, interest, and
   dividend income                        50.4      21.3        26.9      11.3
                                      --------  --------    --------  --------
                                       3,177.4   2,148.0     1,802.5   1,141.0
Deductions
 Cost of sales                         1,817.7   1,307.2     1,029.9     693.3
 Selling, general and
   administrative expenses               457.8     303.4       258.0     151.2
 Research, development and
   engineering expenses                  230.2     171.9       120.1      88.5
 Interest expense                         52.7      40.1        28.5      20.4
 Other, net                               32.7      20.6        11.8      10.7
                                      --------  --------    --------  --------

Income before taxes                      586.3     304.8       354.2     176.9
Taxes on income                          190.0      92.6       114.9      53.8
                                      --------  --------    --------  --------

Income before minority
  interest and equity earnings           396.3     212.2       239.3     123.1
Minority interest in earnings
  of subsidiaries                        (10.1)    (27.5)       (7.5)    (17.4)
Dividends on convertible
  preferred securities of subsidiary                (2.3)
Equity in earnings of associated
  companies                               73.2      52.0        39.3      30.8
                                      --------  --------    --------  --------

Pro Forma Net Income                  $  459.4  $  234.4    $  271.1  $  136.5
                                      ========  ========    ========  ========

Pro Forma Basic Earnings Per Share    $   1.66  $   0.92    $   0.96  $   0.53
                                      ========  ========    ========  ========
Pro Forma Diluted Earnings Per Share  $   1.62  $   0.90    $   0.94  $   0.52
                                      ========  ========    ========  ========
Dividends Declared                    $   0.36  $   0.36    $   0.18  $   0.18
                                      ========  ========    ========  ========

Shares used in computing pro forma
  earnings per share
    Pro forma basic earnings
      per share                          275.9     252.8       281.5     257.3
                                      ========  ========    ========  ========
    Pro forma diluted earnings
      per share                          282.7     263.5       290.7     265.3
                                      ========  ========    ========  ========

The above pro forma amounts for the six months ended June 30, 2000 have been adjusted to eliminate $62.3 million ($81.4 million after tax) or $0.29 per share of amortization of purchased intangibles and goodwill, $92.7 million ($76.4 million after tax) or $0.27 per share of in-process research and development charges, $47 million ($43.4 million after tax) or $0.15 per share of transaction costs from the Oak acquisition, $36.3 million after tax or $0.13 per share for the impairment of the entire equity investment in Pittsburgh Corning Corporation, and $6.8 million ($4.2 million after tax) or $0.01 per share for a non-operating gain related to the sale of Quanterra Incorporated.

The above pro forma amounts for the quarter ended June 30, 2000 have been adjusted to eliminate $49.2 million ($71.2 million after tax) or $0.25 per share of amortization of purchased intangibles and goodwill and $50.7 million, or $0.17 per share of in-process research and development charges.

The above pro forma amounts for the six months ended June 30, 1999 have been adjusted to eliminate $13.9 million ($10.9 million after tax) or $0.04 per share of amortization of purchased intangibles and goodwill.

The above pro forma amounts for the quarter ended June 30, 1999 have been adjusted to eliminate $7.0 million ($5.5 million after tax) or $0.02 per share of amortization of purchased intangibles and goodwill.


                                 -  Pro Forma -

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

                                    Six Months Ended    Three Months Ended
                                        June 30,              June 30,
                                   ------------------   -------------------
                                     2000      1999        2000      1999
                                   --------  --------    --------  --------
Revenues
 Net sales                         $3,127.0  $2,126.7    $1,775.6  $1,129.7
 Royalty, interest, and
   dividend income                     50.4      21.3        26.9      11.3
 Non-operating gains                    6.8
                                   --------  --------    --------  --------
                                    3,184.2   2,148.0     1,802.5   1,141.0

Deductions
 Cost of sales                      1,817.7   1,307.2     1,029.9     693.3
 Selling, general and
   administrative expenses            457.8     303.4       258.0     151.2
 Research, development and
   engineering expenses               230.2     171.9       120.1      88.5
 Amortization of purchased
   intangibles including
   goodwill                            62.3      13.9        49.2       7.0
 Interest expense                      52.7      40.1        28.5      20.4
 Acquisition-related charges          139.7                  50.7
 Other, net                            32.7      20.6        11.8      10.7
                                   --------  --------    --------  --------

Income before taxes                   391.1     290.9       254.3     169.9
Taxes on income                       191.8      89.6       136.9      52.3
                                   --------  --------    --------  --------

Income before minority interest
  and equity earnings                 199.3     201.3       117.4     117.6
Minority interest in earnings
  of subsidiaries                     (10.1)    (27.5)       (7.5)    (17.4)
Dividends on convertible preferred
  securities of subsidiary                       (2.3)
Equity in earnings of associated
  companies                            73.2      52.0        39.3      30.8
Impairment of equity investment       (36.3)
                                   --------  --------    --------  --------

Net Income                         $  226.1  $  223.5    $  149.2  $  131.0
                                   ========  ========    ========  ========

Basic Earnings Per Share           $   0.82  $   0.88    $   0.53  $   0.51
                                   ========  ========    ========  ========

Diluted Earnings Per Share         $   0.80  $   0.86    $   0.52  $   0.50
                                   ========  ========    ========  ========

Dividends Declared                 $   0.36  $   0.36    $   0.18  $   0.18
                                   ========  ========    ========  ========

Shares used in computing
 earnings per share
   Basic earnings per share           275.9     252.8       281.5     257.3
                                   ========  ========    ========  ========
   Diluted earnings per share         282.7     263.5       290.7     265.3
                                   ========  ========    ========  ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

                                        June 30, 2000  Dec. 31, 1999
                                        -------------  -------------
        Assets

Current Assets
  Cash and short-term investments         $ 1,379.5      $  280.4
  Accounts receivable, net                  1,219.6         872.4
  Inventories                                 839.8         602.2
  Deferred taxes on income and
     other current assets                     207.6         229.2
                                          ---------      --------
       Total current assets                 3,646.5       1,984.2

Investments                                   515.7         504.4

Plant and equipment, net                    3,856.5       3,201.7

Goodwill and other intangible
  assets, net                               3,586.3         506.7

Other assets                                  328.9         329.0
                                          ---------      --------

Total Assets                              $11,933.9      $6,526.0
                                          =========      ========

Liabilities and Shareholders' Equity

Current Liabilities
  Loans payable                           $   126.3      $  420.7
  Accounts payable                            445.0         418.0
  Other accrued liabilities                   835.4         715.3
                                          ---------      --------
       Total current liabilities            1,406.7       1,554.0

Other liabilities                             802.4         720.6
Loans payable beyond one year               1,977.3       1,490.4
Minority interest in subsidiary
  companies                                   132.6         284.8
Convertible preferred stock                     9.6          13.5
Common shareholders' equity                 7,605.3       2,462.7
                                          ---------      --------

Total Liabilities and
  Shareholders' Equity                    $11,933.9      $6,526.0
                                          =========      ========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 2, 2000


(1)  Information by Operating Segment
     Information about the performance of Corning's three operating segments for the second quarter and six months of 2000 and 1999 is presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments. In the first quarter of 2000, Corning changed the performance measurement of its operating segments to a new metric - net income excluding amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other non-recurring items. This measure is not in accordance with generally accepted accounting principles (GAAP) and may not be consistent with measures used by other companies. The segment results for 1999 have been restated to conform to the new measure.

     Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses among segments differently than it would for stand alone financial information prepared in accordance with GAAP.

                                           Six months ended   Three months ended
                                                June 30,          June 30,
                                           -----------------  ------------------
                                             2000     1999      2000     1999
                                           -------- --------  -------- ---------
     Telecommunications
     Net sales                             $2,175.6 $1,285.8  $1,282.2 $  692.5
     Research, development and
       engineering expenses                $  161.3 $  115.7  $   84.2 $   59.6
     Interest expense                      $   33.7 $   25.2  $   18.5 $   12.8
     Segment earnings before minority
       interest and equity earnings        $  282.2 $  141.8  $  174.4 $   81.4
         Minority interest in earnings
           of subsidiaries                      3.0    (13.0)              (8.7)
         Equity in earnings of
           associated companies                (3.2)     6.6      (2.8)     2.6
                                           -------- --------  -------- --------
     Segment net income                    $  282.0 $  135.4  $  171.6 $   75.3
                                           ======== ========  ======== ========

     Advanced Materials
     Net sales                             $  536.3 $  516.8  $  272.1 $  264.7
     Research, development and
       engineering expenses                $   57.3 $   45.1  $   30.1 $   23.2
     Interest expense                      $   11.2 $    9.2  $    5.7 $    4.9
     Segment earnings before minority
       interest and equity earnings        $   45.8 $   48.0  $   23.9 $   28.0
         Minority interest in earnings
           of subsidiaries                               0.1
         Equity in earnings of
           associated companies                11.8      7.6       5.3      3.5
                                           -------- --------  -------- --------
     Segment net income                    $   57.6 $   55.7  $   29.2 $   31.5
                                           ======== ========  ======== ========

     Information Display
     Net sales                             $  403.5 $  311.7  $  215.6 $  166.0
     Research, development and
       engineering expenses                $   11.6 $   11.1  $    5.8 $    5.7
     Interest expense                      $    7.5 $    5.3  $    4.1 $    2.7
     Segment earnings before minority
       interest and equity earnings        $   52.4 $   27.2  $   33.1 $   17.8
         Minority interest in earnings
           of subsidiaries                    (13.1)   (14.7)     (7.5)    (8.8)
         Equity in earnings of
           associated companies                62.1     34.6      35.3     22.2
                                           -------- --------  -------- --------
     Segment net income                    $  101.4 $   47.1  $   60.9 $   31.2
                                           ======== ========  ======== ========

     Total segments
     Net sales                             $3,115.4 $2,114.3  $1,769.9 $1,123.2
     Research, development and
       engineering expenses                $  230.2 $  171.9  $  120.1 $   88.5
     Interest expense                      $   52.4 $   39.7  $   28.3 $   20.4
     Segment earnings before minority
       interest and equity earnings        $  380.4 $  217.0  $  231.4 $  127.2
         Minority interest in earnings
           of subsidiaries                    (10.1)   (27.6)     (7.5)   (17.5)
         Equity in earnings of
           associated companies                70.7     48.8      37.8     28.3
                                           -------- --------  -------- --------
     Segment net income                    $  441.0 $  238.2  $  261.7 $  138.0
                                           ======== ========  ======== ========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows:

                                         Six months ended    Three months ended
                                             June 30,             June 30,
                                        ------------------   ------------------
                                          2000      1999       2000      1999
                                        --------  --------   --------  --------
 Revenues
     Total segment net sales            $3,115.4  $2,114.3   $1,769.9  $1,123.2
     Non-segment net sales (a)              11.6      12.4        5.7       6.5
     Royalty, interest and dividend
       income                               50.4      21.3       26.9      11.3
     Non-operating gain                      6.8
                                        --------  --------   --------  --------

       Total revenues                   $3,184.2  $2,148.0   $1,802.5  $1,141.0
                                        ========  ========   ========  ========


 Net income
     Total segment income (b)           $  441.0  $  238.2   $  261.7  $  138.0
      Unallocated items:
     Non-segment loss and other (a)         (3.6)     (6.4)     (1.4)      (5.8)
     Non-operating gain                      6.8
     Amortization of purchased
       intangibles and goodwill (c)        (62.3)    (13.9)    (49.2)      (7.0)
     Acquisition-related charges          (139.7)              (50.7)
     Interest income (d)                    34.2                19.0
     Interest expense                       (0.3)     (0.4)     (0.2)
     Income tax (e)                        (16.2)      5.1     (31.5)       3.3
     Equity in earnings of
       associated companies (a)              2.5       3.2       1.5        2.5
     Impairment of equity investment       (36.3)
     Dividends on convertible preferred
       securities of subsidiary                       (2.3)
                                        --------  --------   --------  --------

       Net income                       $  226.1  $  223.5   $  149.2  $  131.0
                                        ========  ========   ========  ========

     (a)  Includes amounts derived from corporate investments.
     (b)  Includes royalty, interest and dividend income.
     (c) Amortization of purchased intangibles and goodwill relates primarily to the Telecommunications segment.
     (d)  Corporate interest income is not allocated to reportable segments.
     (e)  Includes tax associated with unallocated items.

(2)  Business Combinations
     On June 12, 2000, Corning completed the acquisition of its remaining 67% interest in IntelliSense Corporation, a manufacturer of micro-electro-mechanical devices in exchange for 2,016,755 shares of Corning common stock and the assumption of stock options convertible into 656,104 shares of Corning common stock. This consideration was valued at approximately $410 million. An additional 339,921 shares may be issued assuming the achievement of certain product milestones in 2001. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated primarily to goodwill and in-process research and development. Goodwill of approximately $388 million will be amortized on a straight-line basis over thirteen years. Corning recorded a charge of $6.7 million, or $0.02 per share for in-process research and development.

     On May 12, 2000, Corning completed the acquisition of NetOptix Corporation for 11,239,689 shares of Corning common stock and the assumption of stock options convertible into 829,080 Corning shares in a transaction valued at approximately $2.1 billion. NetOptix manufactures thin film filters for use in dense wavelength division multiplexing components. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated to goodwill. Goodwill of approximately $2.065 billion will be amortized on a straight-line basis over ten years.

     On May 5, 2000, Corning completed the acquisition of its remaining 84% interest in NZ Applied Technologies (NZAT), a developer and manufacturer of photonic components for optical telecommunications applications including the optical data networks industry, in exchange for Corning common stock. Corning issued 440,583 shares of common stock at closing with a value of approximately $75 million, and placed an additional 440,583 shares in escrow to be issued over the next three years contingent upon NZAT achieving certain product development and sales milestones. The contingent proceeds, if earned, will be recorded at the current fair value of Corning common stock at the time of achievement. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated to goodwill and in-process research and development. Goodwill of approximately $30 million will be amortized on a straight-line basis over ten years. Corning recorded a charge of $44.0 million, or $0.15 per share for in-process research and development.

(3)  Depreciation and Amortization
     Depreciation and amortization charged to operations for the second quarters of 2000 and 1999 totaled $176.4 million and $102.1 million, respectively. Depreciation and amortization charged to operations for the first six months of 2000 and 1999 totaled $302.0 million and $203.7 million, respectively.

(4)  Taxes on Income
     Corning's effective income tax rate for the quarter and six months of 2000 was 53.8% and 49.0%, an increase from 30.8% and 30.8%, respectively. The increase in the quarter and six months was primarily due to the large amounts of non deductible purchased intangibles and goodwill acquired in the second quarter along with non deductible purchased in-process research and development costs associated with acquisitions and other acquisition-related items. Excluding the impact of the amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other non-recurring items, the effective income tax rate for the quarter and six months of 2000 was 32.4% and 32.4%, an increase from 30.4% and 30.4%, respectively.